Exhibit 4.59

English Translation

LEASE CONTRACT

Parties of this Contract:

Lessor (Party A): Shanghai Victoria Enterprise Co., Ltd.

Lessee (Party B): Shanghai Mecox Lane International Mailorder Co., Ltd.

In accordance with the “Contract Law of the People’s Republic of China,” Party A and Party B, on the basis of equality, voluntariness, fairness and integrity, have reached unanimity through consultations and entered into this Contract in respect of Party B’s leasing of the house which Party A is legally entitled to lease out.

1. Information about the Premise

1-1 Party A leases Party B the premises located at warehouses of No.4 Building, 1199 Xinfei Road, Songjiang District, Shanghai (hereinafter the “Premises”). The construction area of the Premises is 5,085 square meters. The designated usage of the Premises is for warehousing. The structure of the Premises is frame. The floor plan of the Premises is attached hereto as Attachment 1.

Party A has presented with Party B:

1) Certificate of Ownership of the Premises. Certificate No.: H.F.D.S.Z.(2008) No.019865.

1-2 Being the stipulated owner (owner / custodian / other obilgee) of the Premises, Party A enters into the lease relationship with Party B. Prior to the execution of this Contract, Party A has informed Party B that the Premises have been mortgaged.

1-3 It is listed in Attachments 2 and 3 by both parties regarding the scope, conditions and requirements of the usage of the public or common area of the Premises, the existing decoration, accessory facilities and equipments, and the provisions, standard and matters to be negotiated related to the decoration and facilities installed by Party B and agreed by Party A. Both parties agree that the attachments hereto shall form the basis of the inspection when Party A hands over the Premises to Party B and when Party B returns the Premises to Party A upon the termination of this Contract.

2. Usage of the Lease

2-1 Party B undertakes to Party A that the Premises shall be used only for the purpose of warehouse and it shall comply with the national and municipal laws and regulations in relation to the usage of houses and property management.

2-2 Party B undertakes not to change the usage stipulated above without written consent of Party A and approvals of related departments according to the relevant rules and regulations.

3. Date of Handing Over and Lease Term

3-1 Both parties agree that Party A shall hand over the Premises to Party B on July 16, 2010. The lease term commences on August 5, 2010 and expires on August 4, 2011. Rental-free period shall commence on July 16, 2010 and expire on August 4, 2010.

3-2 Party A shall have the right to take back the Premises upon the expiration of the term of the lease, and Party B shall return the Premises punctually. If Party B wishes to renew the lease, a written request shall be provided to Party A two months prior to the expiration of the term of the lease. Subject to Party A’s consent to the renewal, a renewed lease contract shall be executed.

4. Rent and Method and Time of Payment

4-1 Both parties agree that the monthly rent of the Premises is RMB89,707.80. (In capital: RMB EIGHTYNINE THOUSAND AND SEVEN HUNDRED AND SEVEN YUAN AND EIGHT JIAO) The rent shall remain unchanged during the tenancy.

4-2 Party B shall pay the rent within 10 working days after the receipt of the invoice issued by Party A.

4-3 The method of payment of the rent shall be as follows: Party B shall pay the rent quarterly at or before the first day of each quarter, and if the day is a holiday, Party B shall pay at the last working before the holiday. If Party B fails to pay within seven (7) days after the payment is due, for every single day of delay, it shall pay a penalty to Party A at the rate of 0.05% of the rent payable. If the delay is over 30 days, Party A may solely terminate this Contract. If Party A delays to provide an invoice, Party B may also delay the payment of the rent, management fees and other fees.

5. Deposit and Other Fees

5-1 Both parties agree that Party B shall prepay Party A a Deposit equal to the rent of 2 months in an amount of RMB179,415 (in capital: RMB ONE HUNDRED SEVENTYNINE THOUSAND AND FOUR HUNDRED AND FIFTEEN YUAN) when Party A hands over the Premises.

On receipt of the Deposit, Party A shall issue a receipt to Party B.

By termination of the tenancy, Party A shall offset from the Deposit the fees bearable by Party B hereunder and return the remains to Party B without interest.

5-2 During the tenancy, Party B shall bear the costs of water, electricity, gas, air-condition, telecom, equipments, parking and property management relating to the use of the Premises.

5-3 The calculation, method of apportionment, method and time of payment of the above fees born by Party B shall be: the water and electricity fees are to be paid within 5 working days after the receipt of the invoice or receipt issued by Party A. If the total amount of monthly electricity fees is over RMB50,000, Party A may require a pre-payment or payment for 3 times every month. Party B shall apply to the telecommunication office for telecommunication at its own expense, and the fees shall be paid to the telecommunication office directly by Party B.

5-4 Party A shall provide standard 200 KVA power transformer capacity, and shall monthly collect the payment by Party B for the capacity, and electricity fees charged by the power station. Payment shall be delivered by party B within 10 working days after the receipt of the invoice or receipt issued by Party A.

6. Requirements for Using the Premises and Responsibility for Reparation

6-1 During the tenancy, in the event that Party B discovers any damage or breakdown of the Premises and accessory facilities, it shall notify Party A promptly for reparation. Party A shall repair them within 2 days from the date of receipt of the notice. If Party A fails to repair in time, Party B may repair them at the cost of Party A.

6-2 During the tenancy, Party B shall make proper use of and take good care of the Premises and accessory facilities. In respect of any damage or breakdown of the Premises or accessory facilities as a result of the improper use of Party B, Party B shall be liable for the reparation. In the event that Party B refuses to repair them, Party A may repair them instead at the cost of Party B.

6-3 During the tenancy, Party A ensures that the Premises and accessory facilities are in a normal, available and safe condition. Party A shall inform Party B one day prior to its inspection and maintenance of the Premises, and Party B shall render its co-operation. Party A shall minimise the impact on the use of the Premises by Party B.

6-4 If Party B needs to decorate or install ancillary facilities in addition to those stipulated in the Attachment 3 hereto, Party B shall obtain the prior written consent of Party A. If approval from the related department is required, Party B shall get such approval before construction.

7. Conditions of the Premises When Returned

7-1 Party B shall return the Premises to Party A within one day upon the expiration of the tenancy unless Party A agrees to renew the lease. If Party B fails to return the Premises punctually without the consent of Party A, it shall pay the rent to Party A during the period of occupation of the Premises.

7-2 Party B shall return the Premises in a condition consistent with the Premises having been used normally. Party A shall inspect the Premises when the Premises are returned and the parties hereto shall settle the fees that they are respectively responsible for.

8. Sublet, Transfer and Exchange

8-1 Party B may sublet part or the whole of the Premises to another party during the tenancy with prior written consent of Party A, except for the parts of the Premises that Party A has explicit agreed to be sublet by Party B as provided in the supplement provisions hereto.

9. Conditions of Termination of this Contract

9-1 Both parties agree that neither party shall be liable to the other party if this Contract is terminated upon the occurrence of any of the following events at any time during the term of the lease:

(1) The use right of the land on which the Premises are situated is early revoked according to the law.

(2) The Premise is legally requisitioned due to public interest.

(3) The Premises are legally included into the approved scope for house demolishing and relocating due to urban construction

(4) The Premises are damaged, destroyed or are otherwise regarded as dangerous.

(5) The Premises are to be disposed of under mortgage of which Party A has informed Party B before the leasing.

9-2 Both parties agree that if any of the following events occurs, either party may inform the other party with a written notice to terminate this Contract. The defaulting party shall pay the other party a penalty as liquidated damages equal to twice of the monthly rent. If the said liquidate damages are insufficient to make up for the losses suffered by the other party, the defaulting party shall further compensate for the balance thereof:

(1) Party A fails to hand over the Premises punctually and fails to remedy the same within 15 days from the date of Party B’s written notice.

(2) The Premises handed over by Party A fail to comply with the conditions as herein contained, and such failure frustrates the purpose of the lease; or the Premises are defective and endanger the safety of Party B.

(3) Party B changes the usage of the Premises without written consent of Party A, which causes damage to the Premises.

(4) The main structure of the Premises is damaged at fault of Party B.

(5) Party B sublets the Premises, transfers the leasing right of the Premises or exchanges with a third party their respective leased premises without consent of Party A.

(6) Party B fails to pay the rent for 1 month.

10. Liabilities for Breach of Contract

10-1 In the event that the Premises are defective by the time of handing over, Party A shall repair the Premises within three days after the date of handing over. If Party A failed to repair the Premises punctually, Party A shall reduce the rent and amend the provisions related to the rent.

10-2 Party A shall be liable to compensate Party B for its losses because Party A fails to inform Party B that the Premises have been mortgaged or that the transfer of the ownership of the Premises has been restricted before the leasing of the Premises.

10-3 Party A shall be responsible to compensate Party B for any direct losses from the property damage or personal injury of Party B directly caused by Party A’s failure to perform its obligations as contained herein in relation to the repair and maintenance of the Premises during the tenancy.

10-4 In the event that Party A early terminates this Contract other than in accordance with the provisions herein contained during the tenancy, it shall pay to Party B a penalty as liquidated damages equal to twice of the rental of the days during which Party A takes back the Premises in advance. If the liquidated damages are not sufficient to make up for Party B’s losses, Party A shall further compensate Party B for the balance amount.

10-5 In the event that Party B decorates the Premises or installs other ancillary facilities without written consent of Party A or beyond the scope and requirement thereof, Party A may require Party B to recover the Premises or compensate for its losses.

10-6 In the event that Party B early surrenders the lease other than in accordance with the provisions herein during the tenancy, Party B shall pay Party A a penalty as liquidated damages equal to twice of the rent for the days of the early termination. If the liquidated damages are not sufficient to make up for Party A’s losses, Party B shall further compensate Party A.

11. Other Provisions

11-2 This Contract shall become effective upon execution by both parties. Within 15 days after this contract becomes effective, Party A shall be responsible to register with the district/country real estate transaction center or the related farm authority where the Premises are located and obtain the certificate for registration of property leasing. In the event of any modification or termination of this contract after the registration, Party A shall go through modification or termination procedures with such authority within 15 days upon such modification or termination. Party A shall bear all responsibilities of any legal disputes resulting from the failure of such registration.

11-3 Any outstanding matter of this Contract may be settled by supplemental provisions upon negotiations between both parties. The supplemental provisions and attachments hereto shall be an integral part of this Contract.

11-4 By execution of this Contract, both parties shall be clear of their rights, obligations and responsibilities, and are willing to perform strictly in accordance with the provisions hereof. If either party breaches this Contract, the other party may claim in accordance with the provisions hereof.

11-5 Any dispute arising from the performance of this Contract shall be settled through negotiation. If the parties fail to resolve the dispute through negotiation, both parties agree to bring a lawsuit to the People’s Court.

11-6 This Contract shall constitute all the agreements between both parties and shall replace all previous oral or written agreements. This Contract and its attachments shall be executed in six originals.

Supplemental Provisions

1.	Party A shall ensure that Party B may have independent use os telephone, water meter, power meter and other facilities, and suppliers of water, power, telecom and others within the Premises shall charge Party B directly.

2.	In the event any dispute arisen between both parties, or in the event where Party B delays the payment of the rent or fails to leave the Premises promptly after the termination of the contract, both parties shall claim the right by litigation or arbitration, rather than by cutting off water or power supply or otherwise that may affect Party B’s business, neither by violence or otherwise as to destroy Party’s property, otherwise, Party A shall bear the losses.

3.	Party A ensure that the Premises completely comply with the requirements of the law regarding fire control and the requirements of Shanghai municipal government department of fire control.

4.	Property Management and the Charge:

The scope and responsibilities of property management shall include: i) grass keeping around the building and among the public paths in a regular basis according to the standards of industrial warehouses. (ii) cleaning the public paths around the buildings. (iii) inspection and security guard around the building and providing 24-hours gatekeeper service.

The charge of property management shall be: RMB0.03 per square meters per day, i.e. monthly management fee shall be RMB4,640. Payment shall be delivered on a monthly basis by Party B on the 5th of each month, within 10 working days after the receipt of the invoice or receipt issued by Party A.

5.	Party A shall ensure Party B’s right to operate its regular business freely around the clock 7 days a week. Unless otherwise stipulated by law or by this contract, Party A shall not interfere Party B’s business affairs.

6.	Upon termination of this contract and handing over of the Premises, the condition of the Premises, the inner decoration, facilities shall be recorded in Attachment 3 hereof and be signed / sealed and confirmed by both parties. In the event where any dispute arises or the Premises fails to be handed over properly, either party may invite a notary institute or members of the local government office or neighborhood committee to witness and photograph (video) to record the condition inside the Premises. Such record may be regarded as the effective record for the handing over of the Premises.

7.	In the event where any dispute arises from neighbouring relationships or from the usage of public facilities, Party A shall actively coordinate to solve the matter.

8.	In the event Party B wishes to renew the lease according to Article 3-2 hereof, Party A agrees that Party B shall have priority under the same condition.

9.	In the event there is any discrepancy between the supplemental provisions and the main text of this contract, the supplemental provisions shall prevail.

Lessor (Party A): Shanghai Victoria Enterprise Co., Ltd.

Nationality:

Legal Representative:

Certificate / ID No.:

Address: East New District, Songjiang Industry Area, Shanghai

Post Code: 201612

Tel:

Authorized Agent:

Signature & Seal: [seal: Shanghai Victoria Enterprise Co., Ltd.]

Date of Execution:

Place of Execution:

Lessee (Party B): Shanghai Mecox Lane International Mailorder Co., Ltd.

Nationality:

Legal Representative:

Certificate / ID No.:

Address:

Post Code:

Tel:

Authorized Agent:

Signature & Seal: [seal: Shanghai Mecox Lane International Mailorder Co., Ltd.]

Date of Execution:

Place of Execution: Shanghai